Exhibit 99.1

Hydril Announces First Quarter 2005 Earnings Per Share

HOUSTON (April 25, 2005) — / PrimeZone / — Hydril (Nasdaq: HYDL) reported earnings for the first quarter ended March 31, 2005 of $0.63 per diluted share, down 1% sequentially from $0.64 reported in the fourth quarter of 2004, while up 85% from $0.34 reported for the first quarter of 2004. The first quarter of 2004 included an income tax benefit of $0.04 per diluted share, related to prior years.

Compared to the first quarter of 2004, revenue and operating income increased 37% and 111%, respectively, with net income up 91%. On a sequential basis, first quarter revenue of $78.8 million was down 9%, operating income of $22.1 million was down 3%, and net income of $15 million was essentially flat with the fourth quarter.

Chris Seaver, President and CEO, commented, “The first quarter results met our expectations and we were pleased by our strong financial returns and free cash flow generation. While demand for premium connections continued to improve in most regions, revenue was lower sequentially primarily as the result of a return to a more normal level of business in Venezuela following the shipment of large restocking orders in late 2004. We continue to be encouraged by further announcements during the quarter from deepwater drilling contractors of higher day rates and longer term contracts for deepwater rigs, and specifically the announcement by Diamond Offshore Drilling, Inc. (NYSE: DO) of plans to upgrade the Ocean Endeavor rig which resulted in Hydril obtaining an $18 million capital equipment order.”

Premium Connection Segment

First quarter revenue for Hydril’s premium connection segment decreased 13% sequentially to $50.5 million and operating income decreased 10% to $18.4 million. In addition to reduced shipments to Venezuela, the decrease in revenue was partially a result of the timing of pipe deliveries in select international markets which will shift revenue to the second quarter. The operating income decrease was primarily due to the lower sales, partially offset by a slightly higher operating margin of 36%.

Pressure Control Segment

Sequentially, first quarter revenue for the pressure control segment increased slightly to $28.3 million and operating income increased 25% to $7.8 million. Aftermarket revenue increased 8% to $16.2 million, while capital equipment revenue decreased 8% to $12.1 million. The increase in aftermarket revenue resulted from increased spare parts sales, which was driven by improving rig counts. The operating income increase was the result of the increase in higher-margin aftermarket shipments and lower operating costs.

The capital equipment backlog was $30 million at March 31, 2005, compared to $14.6 million at December 31, 2004 and $11.9 million at March 31, 2004. The first quarter backlog includes the $18 million order received during the quarter from a subsidiary of Diamond Offshore for a deepwater subsea blowout prevention system for Diamond’s semi-submersible drilling rig Ocean Endeavor and a fleet spare blowout preventer stack, all of which is scheduled for delivery in early 2006.

Business Drivers

As more fully described on our website at www.hydril.com on the “Business Drivers” page, our principal business drivers are: (1) the U.S. rig count for rigs drilling at targets deeper than 15,000 feet, (2) the Gulf of Mexico rigs under contract, (3) the international rig count, (4) the worldwide offshore rig count, and (5) the total U.S. rig count.

Conference Call

Hydril’s conference call to discuss first quarter financial results is scheduled for Tuesday, April 26, 2005 at 8:30 a.m. EDT, (7:30 a.m. CDT) and is accessible by dialing (800) 657-1269 (domestic) or (973) 409-9256 (international) and referencing passcode # 5964056. For further information on the call or the webcast, please visit the company’s website at www.hydril.com or see the company’s press release announcing the earnings conference call dated April 14, 2005.

To the extent not provided in the call, reconciliations of any non-GAAP financial measures discussed in the call will be available on the Investor Relations page of Hydril’s website.

Hydril, headquartered in Houston, Texas, is engaged worldwide in engineering, manufacturing and marketing premium connection and pressure control products used for oil and gas drilling and production.

Forward-Looking Statements

This press release contains forward-looking statements concerning expected future results. These statements relate to future events and the company’s future financial performance, including the company’s business strategy and product development plans, and involve known and unknown risks, uncertainties and assumptions. These risks, uncertainties and assumptions, many of which are more fully described in Hydril Company’s Annual Report on Form 10-K for the year-ended December 31, 2004 filed with the Securities and Exchange Commission, include but are not limited to the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Hydril’s products, the impact of geo-political and other events affecting international markets and trade, Hydril’s ability to successfully develop new technologies and products and maintain and increase its market share, the impact of international and domestic trade laws, the loss of or change to distribution methods of premium connections in the U.S. and Canada, overcapacity in the pressure control industry, and high fixed costs that could affect the pricing of Hydril’s products. These factors may cause Hydril’s or the industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

Contact:

Sue Nutt, Manager, Investor Relations

Hydril

(281) 985-3532

HYDRIL COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended (unaudited)
	March 31, 2005	Dec. 31, 2004	March 31, 2004
Revenue
Premium Connection	$50,508	$58,389	$33,425
Pressure Control
Aftermarket	16,243	14,995	15,620
Capital Equipment	12,066	13,140	8,452

Subtotal Pressure Control	28,309	28,135	24,072
Total Revenue	78,817	86,524	57,497

Total Gross Profit	35,407	36,916	22,350
Gross Margin	45%	43%	39%

Selling, General, and Admin. Expenses	13,308	14,103	11,893

Operating Income (Loss)
Premium Connection	18,405	20,460	9,397
Pressure Control	7,806	6,253	4,786
Corporate Administration	(4,112)	(3,900)	(3,726)

Total Operating Income	22,099	22,813	10,457
Operating Margin	28%	26%	18%

Interest Income	661	466	184
Other Income/(Expense)	(107)	(261)	(105)

Income Before Income Taxes	22,653	23,018	10,536
Provision for Income Taxes	7,641	7,869	2,662

Net Income	$15,012	$15,149	$7,874

Net Income Per Share:
Basic	$0.64	$0.65	$0.34
Diluted	$0.63	$0.64	$0.34

Weighted Average Shares Outstanding:
Basic	23,361,493	23,191,513	22,847,662
Diluted	23,920,538	23,765,644	23,137,955

Depreciation
Premium Connection	$1,959	$2,068	$1,905
Pressure Control	760	746	720
Corporate Administration	521	479	481

Total Depreciation	3,240	3,293	3,106

Capital Expenditures	4,064	5,965	1,402

Pressure Control Backlog
Capital Equipment	$29,966	$14,576	$11,880

HYDRIL COMPANY
CONSOLIDATED BALANCE SHEETS
(In Thousands)
	March 31, 2005	December 31, 2004
	(unaudited)

CURRENT ASSETS:
Cash and cash equivalents	$58,595	$51,733
Investments	86,271	69,365
Total receivables	56,091	62,441
Total inventories	36,235	34,820
Other current assets	11,357	12,216

Total current assets	248,549	230,575

LONG-TERM ASSETS:
Property, net	102,084	102,368
Other long-term assets	10,425	10,703

Total long-term assets	112,509	113,071

TOTAL	$361,058	$343,646

CURRENT LIABILITIES:
Accounts payable	$22,444	$23,292
Accrued liabilities and other current liabilities	28,599	31,061

Total current liabilities	51,043	54,353

LONG-TERM LIABILITIES:
Post retirement, pension benefits and other	15,291	14,510

Total long-term liabilities	15,291	14,510

STOCKHOLDERS' EQUITY:
Total stockholders' equity	294,724	274,783

TOTAL	$361,058	$343,646